Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of BCB Bancorp, Inc. and Subsidiaries (the “Company”) of our reports dated March 9, 2026, relating to the Company’s consolidated financial statements and effectiveness of the Company’s internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

August 14, 2026